EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated June 28, 2005 pertaining to the K2 Inc. 2005 Long-Term Incentive Plan of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of K2 Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2004, K2 Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of K2 Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

June 23, 2005